UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2006

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

1414 Avenue of the Americas New York, New York 10019 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 26, 2006, 4Kids Entertainment Licensing, Inc. (“4KEL”), a subsidiary of 4Kids Entertainment, Inc. (“4Kids or the “Company”) and Brian Lacey signed an amendment to the employment agreement dated as of October 16, 2006, pertaining to Mr. Lacey’s service as Executive Vice President, International (the “Lacey Amendment”).

Under the terms of the Lacey Amendment: (a) Mr. Lacey’s employment with 4KEL will continue until December 31, 2009; (b) for the calendar year 2006, Mr. Lacey will be entitled to receive an annual base salary of $500,000 and for the calendar year 2007, Mr. Lacey will be entitled to receive an annual base salary of $550,000; (c) for each of the calendar years 2008 and 2009, Mr. Lacey will be entitled to receive an annual base salary of $600,000; and (d) Mr. Lacey will be eligible to receive salary increases at the discretion of the Compensation Committee of the Board of Directors of 4Kids (“Compensation Committee”) and an annual cash bonus in an amount, if any, to be determined in the sole discretion of the Compensation Committee in conjunction with the Chief Executive Officer of 4Kids.

The definitive amendment described above is furnished as exhibit 99.1 to this Report and incorporated by reference herein. The preceding description of this amendment is summary in nature and does not purport to be complete. This summary should be read in connection with the exhibit hereto.

         (c) Exhibits

Exhibit	Description

99.1	Amendment dated as of October 16, 2006 to the Employment Agreement among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Brian Lacey.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 1, 2006

4KIDS ENTERTAINMENT, INC. BY: /s/ Bruce R. Foster Bruce R. Foster Executive Vice President, Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Amendment dated as of October 16, 2006 to the Employment Agreement among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Brian Lacey.